As filed with the Securities and Exchange Commission on May 17, 2001

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                ----------------------------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                ----------------------------------------------------

                       MASTERPIECE TECHNOLOGY GROUP, INC.
               (Exact name of registrant as specified in its charter)

                                      Utah
           (State or other jurisdiction of incorporation or organization)

                                   91-1793053
                      (IRS Employer Identification Number)

                              455 Wards Corner Road
                              Loveland, Ohio 45140
                      (Address of principal executive offices)

                      Newell D. Crane, B.S., M.B.A., Ph.D.
                    (Name and address of agent for service)

                                 (513) 831-6647
             (Telephone number, including area code of agent for service)

                          2001 DIRECTORS AND EMPLOYEES
                        STOCK OPTION AND STOCK AWARD PLAN
                            (Full title of the Plan)
           -------------------------------------------------------------
                                    Copy to:
                              Robert L. Sonfield, Jr.
                               Sonfield and Sonfield
                       770 South Post Oak Lane, Suite 435
                            Houston, Utah 77056-1913

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed maximum       Proposed maximum
 Title of securities to       Amount to be         offering price per     aggregate offering          Amount of
     be registered            Registered(1)            share (2)                 price            registration fee
Common Stock,
  $.001 par value               4,500,000                 $.13                 $585,000                $146.25
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein. (2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Company's common shares as reported over-the-counter by the Electronic Bulletin Board on May 9, 2001.



================================================================================


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                  (a) Registration Statement on Form S-8 filed April 16, 2001, March 30, 3001, March 15, 2001 and February 22, 2001 respectively, Annual Report on Form 10-K filed July 14, 2000; Amendment to Annual Report filed July 20, 2000; Amended to Annual Report filed July 27, 2000; Quarterly Report on Form 10-Q filed February 21, 2001; Quarterly Report on Form 10-QSB filed November 20, 2000; Notification of Change in Registrant's Certifying Accountant on Form 8-K filed May 15, 2000, and amendments thereto filed May 24, 2000 and June 5, 2000. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

                  (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Form 10-K referred to in (a) above.

Item 5:  Interests of Named Experts and Counsel.
         --------------------------------------

         None

Item 6:  Indemnification of Directors and Officers.
         -----------------------------------------

         (a) Sections 16-10A-901 thru 16-10A-909 of the Utah Code and Constitution provides that:

ss.16-10A-901 THRU 16-10A-909. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

     ss. 16-10A-901

         (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3)      "Expenses" include counsel fees.

         (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses.

         (5) "Officer," "employee," "fiduciary," and "agent" include any person who, while serving the indicated relationship to the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. An officer, employee, fiduciary, or agent is considered to be serving an employee benefit plan at the corporation's request if that person's duties to the corporation also impose duties on, or otherwise involve services by, that person to the plan or participants in, or beneficiaries of the plan. Unless the context requires otherwise, such terms include the estates or personal representatives of such persons.

          (6)     (a)      "Official capacity" means:

                   (i) when used with respect to a director, the office of director in a corporation; and

                   (ii) when used with respect to a person other than a director, as contemplated in Section 16-10a-907, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by him on behalf of the corporation.

                   (b) "Official capacity" does not include service for any other foreign or domestic corporation, other person, or employee benefit plan.

          (7) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     ss. 16-10A-902

         (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                   (a)     his conduct was in good faith; and

                   (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

                   (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4) A corporation may not indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     ss. 16-10A-903

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     ss. 16-10A-904

         (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

 (a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902;

                   (b) the director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

                   (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

          (2) The undertaking required by Subsection (1)(b) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

          (3) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 16-10a-906.

     ss. 16-10A-905

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

                   (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

                   (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

     ss. 16-10A-906

         (1) A corporation may not indemnify a director under Section 16-10a-902 unless authorized and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 16-10a-902. A corporation may not advance expenses to a director under Section 16-10a-904 unless authorized in the specific case after the written affirmation and undertaking required by Subsections 16-10a-904(1)(a) and (b) are received and the determination required by Subsection 16-10a-904(1)(c) has been made.

          (2)     The determinations required by Subsection (1) shall be made:

                   (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

                   (b) if a quorum cannot be obtained as contemplated in Subsection (2)(a), by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee;

                   (c)     by special legal counsel:

                            (i) selected by the board of directors or its committee in the manner prescribed in Subsection (a) or
                  (b); or

                            (ii) if a quorum of the board of directors cannot be
                  obtained under Subsection (a) and a committee cannot be designated under Subsection (b), selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate; or

                   (d) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

          (3) A majority of the votes entitled to be cast by the holders of all qualified shares constitutes a quorum for purposes of action that complies with this section. Shareholders' action that otherwise complies with this section is not affected by the presence of holders, or the voting, of shares that are not qualified shares.

          (4) Unless authorization is required by the bylaws, authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible. However, if the determination that indemnification or advance of expenses is permissible is made by special legal counsel, authorization of indemnification and advance of expenses shall be made by a body entitled under Subsection (2)(c) to select legal counsel.

     ss. 16-10A-907

         Unless a corporation's articles of incorporation provide otherwise:

                   (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

                   (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

                   (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     ss. 16-10A-908

         A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     ss. 16-10A-909

         (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

          (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

         (b)     Section 16-7-3 of the Utah Code and Constitution provides that:

ss.16-7-3.  CONTENTS OF ARTICLES OF INCORPORATION

         The articles of incorporation shall specify:

                   (1) The name of the corporation by which it shall be known.

                   (2)     The object of the corporation.

                   (3) The estimated value of the property at the time of the making of articles of incorporation.

                   (4)     The title of the person making such articles.

         (c) Article Eight of Registrant's Articles of Incorporation provides:

                  No director of this corporation shall be liable to the corporation for monetary damages for an act or omission occurring in the director's capacity as a director, except to the extent the statutes of the State of Utah expressly provided that the director's liability may not be eliminated or limited. Any repeal or amendment of this paragraph that increases the liability of a director shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendments.

Item 8:  Exhibits

         The following documents are filed as Exhibits to this Registration
Statement:

                  4        --       2001 Directors and Employees Stock Option
                                    and Stock Award Plan

                  5        --       Opinion of Sonfield and Sonfield as to the
                                    validity of the shares being registered.

                  23.1     --       Consent of Sonfield and Sonfield (included
                                    in Exhibit 5).

                  23.2     --       Consent of VonLehman and Company, Inc.

Item 9:  Undertakings

         The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Ohio, on the 16th day of May, 2001.

MASTERPIECE TECHNOLOGY GROUP, INC.          MASTERPIECE TECHNOLOGY GROUP, INC.



By:/s/Newell D. Crane                           By:/s/Margaret Crane
   --------------------------                      ----------------------------
       Newell D. Crane, B.S., M.B.A., Ph.D.,       Margaret Crane, B.A., M.B.A.,
          and Chief Executive Officer                 Vice President Principal
                                                          Financial Officer